Exhibit 23

Deloitte & Touche LLP
50 Fremont Street Telephone:
San Francisco, California 94105-2230

Tel: (415) 783-4000
Fax: (415) 783-4329
www.deloitte.com

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in the Registration Statements of The Gap, Inc. on Form S-8: No. 2-72586, No. 2-60029, No. 33-39089, No. 33-40505, No. 33-54686, No. 33-54688, No. 33-54690, No. 33-56021, No. 333-00417, No. 333-12337, No. 333-36265, No. 333-68285, No. 333-72921, No. 333-76523, No. 333-47508, No. 333-59292, No. 333-88470 and No. 333-90414 and Registration No. 333-87442 on Form S-3 of our report dated March 12, 2002, November 18, 2002, as to Note L (which expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement described in Note L), appearing in the Annual Report on Form 10-K/A of The Gap, Inc. for the fiscal year ended February 2, 2002.

/s/ Deloitte & Touche LLP
San Francisco, California
December 5, 2002